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                                 Exhibit 10(n)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is entered into this 2nd day of October, 1995, by and between Bell Industries, Inc., a California corporation ("Seller"), and IDD Aerospace Corp., a Delaware corporation ("Buyer").

                                  WITNESSETH:

     WHEREAS, Seller is engaged in the business of developing, manufacturing, marketing, distributing and selling illuminated display products for the aerospace and automotive industries through its Illuminated Displays Division ("IDD");

     WHEREAS, Buyer is a wholly-owned subsidiary of SOFIECE S.A., a French corporation (i.e., societe anonyme), which is engaged in certain lines of business, which are complementary to the business conducted, directly or indirectly, by Seller through IDD;

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's right, title and interest in and to all of the tangible and intangible assets of Seller relating to or used in connection with the illuminated display development, manufacturing, marketing, distribution and sales business conducted by Seller through IDD, together with the business as a going concern associated with such assets, all as more fully described below, on the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

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                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and conditions herein set forth, Seller hereby sells, conveys, transfers, assigns, grants and delivers to Buyer, and Buyer purchases from Seller, at the Closing (as hereinafter defined), all of Seller's right, title and interest in and to all of the tangible and intangible assets of Seller relating primarily to or used primarily in connection with the illuminated display development, manufacturing, marketing, distribution and sales business conducted, directly or indirectly, by Seller through IDD (collectively, the "Assets"), wherever such assets are located, whether or not listed for accounting purposes on the 1995 Balance Sheet (as hereinafter defined), together with the business as a going concern associated with such assets (the "Purchased Business"), free and clear of all Encumbrances (as hereinafter defined), other than as expressly set forth in Schedule 3.9(a) hereto, and whether in the possession of Seller, any of its suppliers or other service contractors or any other person. The Assets include, without limitation:

     (a) all accounts receivable and notes receivable of the Purchased Business, together with the proceeds thereof;

     (b) cash on hand and in all bank accounts and all cash equivalents of Seller relating to the Purchased Business as of the Closing Date;

     (c) all prepaid expenses, deferred expenses and security deposits;

     (d) all of Seller's right, title and interest in and to the Owned Real Property and the Leased Real Property (as hereinafter defined) as more fully described on Schedule 3.9(d) hereto, together with all fixtures and improvements located at such locations.

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     (e) all fixed assets and personal property used by Seller primarily in the conduct of the Purchased Business, including, without limitation, all equipment, machinery and furniture, whether located at the Owned Premises, the Leased Premises or otherwise;

     (f) all of Seller's right, title and interest in and to all contracts and agreements relating to the Purchased Business, including, without limitation, the Assumed Contracts (as hereinafter defined);

     (g) all patents, patent rights, trademarks, trade names, service marks, brand names, logos, insignias, designs and copyrights of Seller used in the Purchased Business, including, without limitation, the names "Illuminated Displays Division" and "IDD" and all derivatives thereof, but excluding the names "Bell" and "Bell Industries" and all derivatives thereof, and all registrations, applications, licenses and other rights with respect to such intellectual property, including all causes of action heretofore accrued or hereafter accruing with respect thereto;

     (h) all trade secrets, inventions, protocols, know-how, formulae, processes, procedures, recipes, records of inventions, test information, drawings, diagrams, designs and operating manuals of Seller used in the Purchased Business;

     (i) all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies relating to the Purchased Business;

     (j) all inventories of raw materials, work-in-process and finished products on hand and in transit relating to the Purchased Business, wherever the same are located;

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     (k) all claims and rights against third parties relating to the Assets, including, without limitation, insurance claims, rights under manufacturers' and vendors' warranties, rights of recovery, set-offs and credits;

     (l) all financial, commercial, marketing and administrative books and records of the Purchased Business in any form or medium, including, without limitation, computer databases, correspondence files, administrative guidelines, marketing surveys, customer and supplier lists, sales and promotional literature, mailing lists, quality control records and procedures, research and development files and other records used in connection with the Purchased Business as heretofore or presently conducted by Seller, together with copies of all personnel records and employee manuals and all accounting, tax and litigation files and records used in connection with the Purchased Business as heretofore or presently being conducted by Seller;

     (m) all computer hardware and related software, electronic databases and other data processing and storage materials (regardless of format or medium) of Seller used primarily in the Purchased Business;

     (n) all rights in any funds of any nature whatsoever, including, without limitation, unemployment compensation, industrial accident, bonus and savings funds reflected on the 1995 Balance Sheet, but only to the extent outstanding on the Closing Date and reflected on the Closing Balance Sheet; and

     (o) all other assets of Seller, tangible or intangible, including, without limitation, goodwill, primarily used in or relating to the Purchased Business.

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     1.2 LIABILITIES ASSUMED.  Buyer assumes as of the Closing and shall perform when due the following liabilities and obligations of the Purchased Business (collectively referred to herein as the "Assumed Liabilities"):

     (a) all liabilities of the Purchased Business reflected on the 1995 Balance Sheet, but only to the extent outstanding on the Closing Date and reflected on the Closing Balance Sheet (as hereinafter defined);

     (b) all current liabilities of the Purchased Business arising in the ordinary course of business since June 30, 1995, but only to the extent outstanding on the Closing Date and reflected on the Closing Balance Sheet;

     (c) commitments incurred in the ordinary course of business in a manner consistent with past practice from and after the date of the 1995 Balance Sheet and relating to purchase orders for goods on order or in shipment, but not yet received, for which Seller shall provide to Buyer original purchase orders and which commitments in the aggregate shall not exceed $100,000 (collectively, "Interim Liabilities"); and

     (d) all obligations requiring payment or performance after the Closing Date under the Assumed Contracts; provided, however, that in no event shall Buyer assume any liability under any Assumed Contract arising out of any breach or default by Seller prior to the Closing (including, without limitation, any event occurring prior to the Closing, that, with the passage of time or the giving of notice, or both, would become a breach or default) under any Assumed Contract.

     1.3 NON-ASSUMPTION OF LIABILITIES. Except as expressly provided in Section
1.2 above, Buyer shall assume no liabilities or obligations of Seller relating to the Assets or the

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Purchased Business, it being expressly acknowledged and agreed by the parties that all such liabilities and obligations, whether now existing or arising in the future, fixed or contingent, known or unknown, asserted or unasserted (collectively, the "Excluded Liabilities"), are and shall remain the liabilities and obligations of Seller for all purposes. The Excluded Liabilities shall include, without limitation, (i) all liabilities for amounts owed by the Purchased Business to Seller and its affiliates, (ii) all liabilities and obligations of Seller to employees or former employees of Seller who are or who were assigned to the Purchased Business (whether or not such employees receive or accept offers of employment by Buyer), except as may otherwise be expressly provided herein, or any of their beneficiaries, heirs or assignees, whether in connection with the transactions contemplated hereunder or otherwise, excluding accrued expenses for vacation and sick pay, reflected on the 1995 Balance Sheet, but only to the extent outstanding on the Closing Date and reflected on the Closing Balance Sheet (iii) all liabilities for Taxes (as hereinafter defined), other than the Assumed Taxes (as hereinafter defined), including, without limitation, all Taxes imposed on Seller by reason of the sale of the Purchased Business to Buyer hereunder or by reason of any subsequent liquidation, dissolution or winding up of Seller except as otherwise expressly provided in Section 5.2 of this Agreement, and all Taxes which are or shall be incurred by any affiliated group, as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard for the provisions regarding the exclusion of foreign corporations contained in Section 1504(b)(3) of the Code, as in effect during any relevant period (or any other group required to file or filing returns on a consolidated or combined basis), of which Seller, or any predecessor of, or transferor to, Seller, is or has been a member of any

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affiliated group at any time, and (iv) all other liabilities and obligations of
Seller, whether or not arising out of or relating to the Purchased Business.
For purposes hereof, "Assumed Taxes" means all sales, use and property taxes with respect to the Purchased Business but only to the extent outstanding on the Closing Date and reflected on the Closing Balance Sheet. Seller hereby covenants and agrees to pay and discharge in full, or to cause to be paid and discharged in full, all Excluded Liabilities in a due and timely manner.

                                   ARTICLE H

                             CONSIDERATION; CLOSING

     2.1 PURCHASE PRICE. Subject to the adjustment provisions of Section 2.3 below, the purchase price payable for the Assets (the "Purchase Price") shall be equal to the sum of (i) Seven Million Two Hundred Thousand Dollars ($7,200,000), plus (ii) $186,940, representing the Preliminary Equipment Purchase Price (as hereinafter defined). For purposes hereof, the term "Preliminary Equipment Purchase Price" shall mean the amount of cash paid in respect of the invoice price, less accumulated depreciation, of the computer networking equipment and painting machinery further described on Schedule 2.1 hereto (the "Equipment"), which Equipment was acquired by Seller for use exclusively in the Purchased Business after the date of the 1995 Balance Sheet. The Preliminary Equipment Purchase Price has been estimated in good faith by Seller and shall be subject to adjustments pursuant to Section 2.3 below.

     2.2 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall pay the Purchase Price to Seller by certified or bank cashier's check or by wire transfer to a bank account or accounts designated in writing by Seller.

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     2.3 POST-CLOSING ADJUSTMENT.  The Purchase Price shall be subject to adjustment after the Closing Date as follows:

     (a) As soon as practicable after the Closing Date, but in no event more than 60 days after the Closing Date, Buyer shall prepare, and shall cause Arthur Andersen & Co., Buyer's independent public accountants ("Buyer's Accountants"), to audit and issue their report on, (i) the balance sheet of the Purchased Business as of the Closing Date (the "Closing Balance Sheet") and
(ii) the related statement of income of the Purchased Business for the twelve
(12) month period then ended (collectively with the Closing Balance Sheet, the "Closing Financials"). The Closing Financials shall be prepared in accordance with generally accepted accounting principles (except as otherwise specifically identified on Schedule 2.3(a) hereto) applied in a manner consistent with the 1995 Balance Sheet and the related statement of income of the Purchased Business as of June 30, 1995. The Closing Financials shall be accompanied by a certificate of the Buyer's Accountants confirming that such financial statements (i) have been prepared in accordance with generally accepted accounting principles applied in a manner consistent with the 1995 Balance Sheet and the related statement of income and (ii) fairly and accurately present the financial condition and results of operations of the Purchased Business as of the Closing Date and for the twelve (12) month period then ended.

     (b) The Closing Financials shall be accompanied by a separate certificate (the "Working Capital Certificate"), prepared by the Buyer's Accountants, setting forth a computation of the Closing Working Capital Amount, as derived from the amounts set forth on the Closing Balance Sheet. As used herein, the term "Closing Working Capital Amount"

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shall mean the amount by which the total current assets of the Purchased
Business (excluding finished goods inventories and prepaid expenses in respect of insurance) on the Closing Date (consisting of cash, accounts receivable, inventories of raw materials and work-in-process and prepaid expenses and "other assets" (as reflected under "long-term assets" on the Closing Balance Sheet) and including an increase in the inventory reserve of $36,000) exceed the total current liabilities of the Purchased Business on the Closing Date (excluding, however, the Excluded Liabilities and any accounts payable with respect to the Equipment which are outstanding on the Closing Date (but including, however, any late payment penalties, interest or similar amounts payable in respect of any such invoices)). Buyer's Accountants shall also deliver, simultaneously with the Working Capital Certificate, a certificate pursuant to which they certify that (i) they have audited and verified to their satisfaction the amount of all cash amounts actually paid by Seller prior to the Closing Date with respect to the Equipment and (ii) the net book value of the Equipment (consisting of invoice price paid less accumulated depreciation), as reflected on the Closing Balance Sheet (the "Final Equipment Purchase Price").

     (c) To the extent that the Closing Working Capital Amount, as computed by the Buyer's Accountants and set forth on the Working Capital Certificate, is less than One Million Seven Hundred Forty-two Thousand Three Hundred Fifty-two Dollars ($1,742,352), Seller shall pay to Buyer, as a decrease in the Purchase Price for the Assets, an amount in cash equal to the full amount of such shortfall within 30 days after the delivery of the Working Capital Certificate or, in the event of any dispute related thereto, within 15 days after the final determination of such dispute pursuant to Section 2.3(i) below, as applicable.

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     (d) To the extent that the Closing Working Capital Amount, as computed by the Buyer's Accountants and set forth on the Working Capital Certificate, is greater than One Million Seven Hundred Forty-two Thousand Three Hundred Fifty-two Dollars ($1,742,352), Buyer shall pay to Seller, as additional Purchase Price for the Assets, an amount in cash equal to the full amount of such excess within 30 days after the delivery of the Working Capital Certificate or, in the event of any dispute related thereto, within 15 days after final determination of such dispute pursuant to Section 2.3(i) below.

     (e) To the extent that the Final Equipment Purchase Price is less than the Preliminary Equipment Purchase Price, Seller shall pay to Buyer, as a decrease in the Purchase Price, an amount in cash equal to the full amount of such shortfall within 30 days after the delivery of the certificate described in the last sentence of Section 2.3(b) above or, in the event of any dispute related thereto, within 15 days after the final determination of such dispute pursuant to Section 2.3(i) below, as applicable.

     (f) To the extent that the Final Equipment Purchase Price is greater than the Preliminary Equipment Purchase Price, Buyer shall pay to Seller, as additional Purchase Price, an amount in cash equal to the full amount of such excess within 30 days after the delivery of the certificate described in the last sentence of Section 2.3(b) above or, in the event of any dispute related thereto, within 15 days after final determination of such dispute pursuant to
Section 2.3(i) below.

     (g) Notwithstanding anything contained herein to the contrary, any amounts determined to be payable by one party to the other party pursuant to Section 2.3(c), (d), (e) and (f), above, shall be netted against each other, and only one payment, consisting of the

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resulting net amount, shall be payable by the relevant party on the applicable dates specified above.

     (h) In the event that any amount determined to be payable by any party as aforesaid is not paid by such party on the applicable payment date therefor, interest shall accrue and be payable on such amount at a rate equal to the prime rate of interest from time to time of Citibank, N.A., from the date on which such payment was due and payable hereunder until the date on which such amount is paid in full.

     (i) In the event that Seller shall dispute any item set forth in, or any item omitted from, the Closing Balance Sheet, or whether any of the computations set forth in the Working Capital Certificate or the certificate described in the last sentence of Section 2.3(b) above have been computed in accordance with the requirements of this Section 2.3, such dispute shall be resolved in accordance with the procedures set forth below. Within 30 days after receipt of the Closing Balance Sheet and such certificates, Seller shall give notice to Buyer setting forth in reasonable detail the basis for any such dispute or controversy. The Buyer's Accountants, on behalf of Buyer, and Price Waterhouse, Seller's independent accountants ("Seller's Accountants"), on behalf of Seller, shall promptly commence good faith negotiations with a view to resolving such dispute or controversy, provided that, if such dispute or controversy shall not have been resolved by mutual agreement of their accountants within 15 days after Buyer's receipt of such notice, then Buyer and Seller shall jointly, within ten days' thereafter, appoint a national accounting firm other than their respective accountants to resolve such dispute or controversy and, provided further, that if the parties cannot agree on the selection of such national accounting firm, they shall select such national

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accounting firm by lot from among the "Big-Six" accounting firms other than their respective accountants (the firm so appointed being referred to as the "Neutral Accountants") to resolve such dispute or controversy. The Neutral Accountants shall make their determination as to such dispute or controversy within 30 days after their appointment. The Neutral Accountants shall act as arbitrators, and their determination shall be final, binding and conclusive as between Buyer and Seller, absent fraud or manifest error. The fees and disbursements of the parties' respective accountants shall be borne by the party which retained them. The fees and disbursements of the Neutral Accountants shall be apportioned between Buyer and Seller as part of the determination of the relevant dispute or controversy, in such manner as the Neutral Accountants shall deem equitable in light of the issues raised and the degree to which Buyer or Seller shall have prevailed on each such issue, it being the parties' intention that the prevailing party should not bear such costs.

    (j) The Purchase Price to be paid hereunder, plus any relevant liabilities or other consideration deemed paid hereunder, shall be allocated among the Assets based upon a written fair market value appraisal prepared by Buyer's Accountants and approved by Buyer, and in accordance with applicable U.S. Federal and other income tax laws. Such allocation will be used by the parties for purposes of filing Form 8594 with the Internal Revenue Service. Notwithstanding the foregoing, Buyer and Seller have agreed that the portion of the Purchase Price specified in Schedule 2.30(j) shall be allocated to the finished goods inventory of the Purchased Business and the Owned Real Property, respectively. Seller shall fully cooperate with Buyer's Accountants in any manner in which such accounting firm reasonably may request. The parties agree that the form of the transactions provided for in this

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Agreement and in the ancillary agreements referred to in Section 2.5 hereof, and the consideration amounts provided for in this Agreement (including, without limitation, Sections 2.1 and 2.2 hereof) and in the ancillary agreements referred to in Section 2.5(a)(ix) hereof, were arrived at on the basis of arm's-length negotiation among the parties, and will be respected by them for Federal, state, local and other tax reporting purposes, and that none of them will assert or maintain a position inconsistent with the foregoing.

     2.4 TIME AND PLACE. The closing for the sale and purchase of the Assets (the "Closing") shall take place on the date hereof (sometimes referred to herein as the "Closing Date") at the offices of Seller in Redmond, Washington.

     2.5 DELIVERIES.

     (a) Deliveries by Seller. Seller shall deliver to Buyer at the Closing the following:

     (i) a Warranty Bill of Sale and Assignment in the form attached hereto as Exhibit A, together with such other bills of sale, assignments and other instruments of transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer and its counsel shall deem necessary or appropriate to vest and confirm in Buyer good and marketable title to the Assets;

     (ii) the documents and instruments specified in Section 5.5;

     (iii) Patent and Trademark Assignments in the form attached hereto as Exhibit B;

     (iv) a certificate, dated the date hereof and executed by the President or Chief Financial Officer of Seller, to the effect that (A) each of the representations and

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warranties of Seller made herein (including, without limitation, the Schedules hereto) is true and correct in all material respects, and (B) Seller has performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date;

     (v) a written opinion of counsel for Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit C;

     (vi) a copy, certified as of the Closing Date by the Secretary of Seller, of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller;

     (vii) a certificate of Seller in the form attached hereto as Exhibit D certifying that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "FIRPTA Certificate");

     (viii) a receipt for payment of the Purchase Price;

     (ix) executed counterparts of a Non-Competition Agreement in the form annexed as Exhibit E hereto, executed by Seller;

     (x) all Indispensable Consents (as set forth in Schedule 2.5(a));

     (xi) current versions of the source code, on magnetic tape or discs if (collectively, "magnetic media") or in documentary form, for the Purchased Business Software (as hereinafter defined); object code on magnetic media for the Purchased Business Software; and any related manuals, logic diagrams, flow charts and other documentation for the Purchased Business Software;

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     (xii) possession or control over of all items of tangible personal property included among the Assets;

     (xiii) letters from each bank where the Purchased Business Accounts (as hereinafter defined) are maintained, acknowledging that such bank will abide by irrevocable instructions from Seller (i) terminating the Purchased Business Accounts and instructing such bank that funds received after the Closing for deposit to the closed Purchased Business Accounts be deposited in accounts designated by Buyer to Seller, (ii) terminating all standing or automatic transfer instructions to Seller's other accounts applicable to such Purchased Business Accounts and (iii) directing such bank to refuse any "draw wire" or any debit instructions issued by Seller through any other bank with respect to such Purchased Business Accounts;

     (xiv) duly executed releases and other instruments terminating and releasing all Encumbrances (as hereinafter defined) with respect to the Assets, including, without limitation, such UCC termination statements and other instruments, duly executed by the appropriate parties' as are required to reflect the release of such Encumbrances in all relevant public records;

     (xv) evidence satisfactory to Buyer that all amounts payable by Seller for the Title Policy pursuant to Section 5.5(f) have been paid; and

     (xvi) evidence satisfactory to Buyer that all transfer, conveyance and excise taxes payable by Seller in connection with the transfer of the Real Property pursuant to Section 5.5(f) have been paid.

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     (b) Deliveries by Buyer.  Buyer shall deliver to Seller at the Closing the following:

     (i) payment of the Purchase Price;

     (ii) a certificate, dated the date hereof and executed by the President or the Chief Financial Officer of Buyer, to the effect that (A) each of the representations and warranties of Buyer made herein is true and correct in all material respects, and (B) Buyer has performed and complied in all material respect with all covenants and obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date;

     (iii) a written opinion of counsel for Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit F;

     (iv) a copy, certified as of the date hereof by the Secretary of Buyer, of the resolutions of Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement by Buyer;

     (v) executed counterparts of each of the agreements specified in subsection 2.5(a)(ix) above to which Buyer is a party; and

     (vi) an inventory resale certificate (or similar) for all relevant jurisdictions with respect to all inventory included among the Assets.

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     (c) Additional Deliveries.  The following additional documents shall be delivered at the Closing:

                  (i) An employment agreement with respect to Mr. Van Osdol's employment by Buyer, in form and substance satisfactory to Buyer; and

                  (ii) all authorizations, certifications, licenses and permits issued by the Federal Aviation Administration used in connection with the Purchased Business, which shall have been re-issued in the name of Buyer.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer that:

     3.1 ORGANIZATION AND GOOD STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted. Seller is qualified to do business and in good standing in each jurisdiction where the nature of the Purchased Business or the Assets requires such qualification, all of which jurisdictions are listed in Schedule 3.1 hereto. No portion of the Purchased Business is conducted by a subsidiary of Seller or any corporation, partnership, joint venture or other entity in which Seller has any equity interest or other form of participation interest.

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     3.2 AUTHORITY; BINDING EFFECT; PERFORMANCE.  Seller has all requisite corporate and other power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Seller has performed and complied on all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

     3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not: (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Seller; (ii) violate or conflict with, result in the breach of, constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, or result in the creation in any party of any right to accelerate, modify, cancel or terminate, any contract or other instrument to which Seller is a party, or by which Seller or any of its assets is bound, or result in the

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creation of any Encumbrance or other right of any third party upon any of the
Assets, (iii) violate or conflict with any law, rule, regulation, ordinance, code, judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof of any jurisdiction to which Seller or any of its assets may be subject, or (iv) require any registration, declaration or filing with, or permit, license, exemption, order, franchise, approval, consent or other authorization of, or the giving of notice to, any governmental or regulatory body, agency or authority.

     3.4 FINANCIAL STATEMENTS. (a) Attached hereto as Schedule 3.4(a) are (i) the unaudited balance sheet of the Purchased Business as of June 30, 1995 (the "1995 Balance Sheet"), together with the related unaudited statement of income of the Purchased Business for the twelve (12) months ended June 30, 1995 (collectively, the "1995 Financial Statements"), (ii) the unaudited balance sheet of the Purchased Business as of December 31, 1994, together with the related unaudited statement of income of the Purchased Business for the six-month period then ended, and (iii) the unaudited balance sheets of the Purchased Business as of June 30, 1992, June 30, 1993 and June 30, 1994, together with the related unaudited statements of income of the Purchased Business for the fiscal years ended June 30, 1992, June 30, 1993 and June 30, 1994 (such financial statements, together with the 1995 Financial Statements, being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (i) have been prepared from, and are consistent with, the books and records of Seller, (ii) are accurate and complete in all material respects, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods covered thereby, except as otherwise specifically identified in Schedule 2.3(a), (iv) fairly and accurately present the financial condition and results of operations of the Purchased Business as at the dates, and for the periods, stated therein and (v) no material adverse change in the Assets or in the business, financial condition, results of operations or prospects of the Purchased Business has occurred since the date of the 1995 Financial Statements. The books and records of Seller relating to the Purchased Business are accurate and complete in all material respects and are maintained in accordance with good business practices and all applicable legal requirements.

     (b) With respect to the Purchased Business, except (i) to the extent reflected or reserved against in the 1995 Balance Sheet, (ii) for payment and performance obligations incurred or to be incurred pursuant to the terms of contracts identified in Schedule 3.11(b) hereto or (iii) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the 1995 Balance Sheet (all of which liabilities are properly reflected in the books and records of Seller), Seller does not have any liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, whether known or unknown, and whether arising out of any transactions entered into, or any condition or state of facts existing, on or prior to the date hereof.

     (c) Since June 30, 1995, Seller has not distributed any assets of Seller relating to the Purchased Business (other than cash), whether in connection with any loan, capital contribution, assignment, dividend or distribution to or for the benefit of any affiliate of Seller or any Related Party (as hereinafter defined).

     (d) As of the date hereof, the value of the Interim Ordinary Course Liabilities is not in excess of $100,000.00.

     3.5 ABSENCE OF CHANGES OR EVENTS. Except as set forth in Schedule 3.5 hereto, since June 30, 1995, the Purchased Business has been carried on in the ordinary course in a manner consistent with prior practice. Except as disclosed in Schedule 3.5, Seller has not, since June 30, 1995, (a) incurred any obligation or liability relating to the Assets or the Purchased Business (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice; (b) mortgaged, pledged, granted a security interest in or subjected to lien, charge or other encumbrance any of the Assets; (c) sold or transferred any of the Assets, other than in the ordinary course of business, or canceled any debts or claims or waived or released any rights of the Purchased Business of a material nature;
(d) leased, licensed or granted to any third party any rights in any of the Assets; (e) experienced any material adverse change in the assets, liabilities, operations, business, financial condition or prospects of the Purchased Business; (f) made any change in any accounting principles or practices or in its method of applying such accounting principles or practices, or made any change in any business practice affecting the Purchased Business; (g) suffered any material damage, destruction or loss of physical property or goods, whether or not covered by insurance, relating to the Assets; (h) granted any general or specific increase in the salary, commission rate or other compensation (including, without limitation, bonuses, profit sharing or deferred compensation) payable or to become payable to any employees or former employees of the Purchased Business; or (i) entered into any agreement to do any of the foregoing. Except as disclosed in Schedule 3.5 hereto, Seller has no arrangement or agreement with any affiliate, Related Party or third party to repurchase any parts, finished goods or other Assets. The current outstanding contingent liability with respect to any such arrangement or agreement is not in excess of $75,000.

     3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Schedule 3.6, and except (i) for obligations and liabilities incurred pursuant to contracts, agreements or understandings specifically disclosed and identified in an appropriate Schedule hereto, (ii) for liabilities and obligations reflected in the 1995 Balance Sheet or (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the 1995 Balance Sheet, all of which liabilities and obligations are reflected in the books and records of the Purchased Business (except for the Interim Ordinary Course Liabilities), neither Seller nor any of its affiliates has any liabilities or obligations of any nature with respect to the Purchased Business, whether known or unknown, and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof, which, if known, would be required to be reflected on a balance sheet of the Purchased Business prepared in accordance with generally accepted accounting principles.

     3.7 NO CLAIMS OR LITIGATION. Except as disclosed in Schedule 3.7, there are no suits, actions, claims, proceedings (including, without limitation, arbitral and administrative proceedings) or governmental investigations pending or, to the best knowledge of Seller, threatened against or contemplated against Seller (or any of its directors, officers, employees, shareholders or agents) relating to or affecting, directly or indirectly, the Assets or the Purchased Business, nor is Seller aware of any basis for any such suit, action, claim, proceeding or investigation. There are no such suits, actions, proceedings, claims or investigations pending or, to the best knowledge of Seller, threatened challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, injunction, decree or award issued by any court, arbitrator, governmental body or agency thereof to which Seller is a party or by which any of the Assets are bound, which is unsatisfied or which requires continuing compliance therewith by Seller.

      3.8 TAXES. (a) All Taxes, assessments, fees and other governmental charges imposed on or with respect to Seller, the Assets or the Purchased Business which have become due and payable through and including the date hereof or the Closing Date have been, or will be, paid in a due and timely manner or have been accrued for in the books and records of Seller. No accruals for Taxes have been made in the 1995 Financial Statements, except as set forth therein. Seller has paid or will pay when due any and all Taxes, assessments, fees and other governmental charges arising with respect to periods beginning on or before the Closing Date which are imposed on or with respect to Seller, the Assets or the Purchased Business, except for those Taxes reflected on the Closing Balance Sheet (consisting solely of sales, use and real estate Taxes accrued in the ordinary course of business) and being assumed by Buyer. As of the date hereof, Seller has not agreed to the extension of limitation period for any Tax, there is no Tax audit pending against Seller, there are no Tax liens on any of the Assets (other than any lien for current Taxes not yet due and payable), and there is no basis for the assertion of any such Tax liens.

      (b) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean and include any and all foreign, national, federal, state, local or other income, sales, gross receipts, use, withholding, employment, payroll, social security, property taxes, stamp duty, customs duty and intangibles tax and all other taxes of any nature, deficiencies, fees or any other governmental charges of whatever nature, including, without limitation, any installment payment for taxes and contributions or other amounts determined with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid to any governmental authority (including penalties and additions to Tax thereon, penalties for failure to file a return or report and interest on any of the foregoing).

      3.9 TITLE TO ASSETS AND RELATED MATTERS. (a) Except as disclosed in
 Schedule 3.9(a), Seller has good and marketable title to the Assets, free and clear of any and all mortgages, pledges, security interests, liens, charges, equities, claims, conditional sales contracts, restrictions, reservations, options, rights and other encumbrances of any nature whatsoever (collectively, "Encumbrances"). On the Closing Date, Seller shall convey to Buyer, and Buyer shall acquire, good and marketable title to the Assets, free and clear of any Encumbrances. The Assets include all tangible and intangible assets relating to, used in, held for use in or necessary for the conduct of the Purchased Business.

      (b) Schedule 3.9(b) sets forth a complete and correct list of all equipment, machinery, instrumentation, vehicles, furniture, fixtures and other items of personal property currently owned, leased or used by Seller in the Purchased Business and included in the Assets with a book value in each case of $10,000 or more. All such personal property in the aggregate is in good operating condition and repair (ordinary wear and tear excepted) as necessary to conduct the Purchased Business as currently conducted, is physically located at or about the Real Property (as hereinafter defined) and is owned outright by Seller or is leased by Seller under one of the leases set forth in Schedule 3.9(c). Since September 30, 1994, Seller has continued to maintain, repair and replace such personal property in accordance with its historical practice and investment levels. The items of personal property identified in the report prepared by Arthur Andersen LLP entitled "Valuation of the Machinery and Equipment of Bell Industries - Illuminated Display Division located in Redmond, Washington as of September 30, 1994 (the "AA Report") are included in the items of personal property listed on Schedule 3.9(b) or have been replaced by similar items of personal property. Since September 30, 1994, there has been no material adverse change in the condition of any of the items of personal property identified in the AA Report, ordinary wear and tear excepted. None of such personal property is subject to any agreement or commitment for its use by any person other than Seller. The maintenance and operation of such personal property is and has been effected in material conformance with all applicable laws, rules, regulations, ordinances, codes, contractual commitments and obligations. No item of tangible personal property owned or used by Seller as of the date hereof is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind. No assets leased by Seller and used in the Purchased Business are owned, directly or indirectly, by any Related Person. The aggregate total purchase price for the Equipment will not exceed $350,000.

     (c) Schedule 3.9(c) sets forth a complete and correct list and summary description of all tangible personal property leases to which Seller is a party relating to the Purchased Business. Seller has previously delivered to Buyer complete and correct copies of each such lease (and any amendments thereto). Except as set forth in Schedule 3.9(c), (i) each such lease is in full force and effect, (ii) all lease payments due to date on any such lease have been paid and neither Seller nor, to the best knowledge of Seller, any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Seller or (to the best knowledge of Seller) any other party under such lease, (iii) to the best knowledge of Seller, there are no disputes or disagreements between Seller and any other party with respect to any such lease, nor is there any basis for any such dispute or disagreement, and (iv) the lessor under each such lease has consented or been given notice (where such consent or the giving of such notice is necessary) sufficient that such lease shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the lessee thereunder.

     (d) Schedule 3.9(d) contains a complete list and description of all real property owned by Seller and used in the Purchased Business (the "Owned Real Property"). Schedule 3.9(d) contains a complete list and description of all real property leased by Seller (collectively, the "Leased Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property." No ownership interest in any Owned Real Property or other real property used in the Purchased Business has been disposed of, and no real property has been acquired, by Seller for use in the Purchased Business since the date of the 1995 Balance Sheet. With respect to all such Owned Real Property, Seller has good and marketable title in fee simple thereto, including all structures, plants, improvements, systems and fixtures thereon (collectively, "Improvements"), free and clear of all Encumbrances whatsoever, except as reflected on the Title Report (as hereinafter defined). All parcels comprising each individual site of Owned Real Property are contiguous. Seller has the full right and authority to convey the Owned Real Property to Buyer in accordance with this Agreement and to carry out Seller's obligations hereunder at Closing, and no consent of or waivers by any third party are necessary to permit the sale and transfer of the Owned Real Property to Buyer. Seller has the full right and authority to sublease its interest in the Leased Real Property to Buyer in accordance with this Agreement and to carry out Seller's obligations hereunder at closing, and Seller has obtained all consents of or waivers by any third party necessary to permit the assignment of Seller's interest in the Leased Real Property to Buyer. Seller has not granted to any other person or entity any option or right of first refusal to acquire any of the Real Property. Except as disclosed in Schedule 3.9(d) hereto, no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any, and there are no, mechanics', materialmen's, workmen's, repairmen's, carriers' or similar liens aggregating in excess of $5,000. Except as disclosed in Schedule 3.9(d) hereto, the structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on each such parcel of Real Property conform in all material respects with all Federal, state and local laws, ordinances, rules, regulations and similar governmental and regulatory requirements and are in good operating condition and repair, ordinary wear and tear excepted; each such parcel of Real Property, in view of the purposes for which it is currently used, conforms in all material respects with all covenants or restrictions of record and conforms in all material respects with all applicable building codes and zoning requirements and Seller is not aware of any proposed material change in any such governmental or regulatory requirements or in any such zoning requirements. No notice has been given by any governmental entity of any violation of law, rule or regulation that relates to any of the Real Property or of any proceedings which may result in the issuance of such notice, and Seller is aware of no such notice or proceeding. No representation or commitment has been made by Seller or its agents or employees to any governmental authority relating to any portion of the Real Property which would impose any obligation upon Buyer or its successors or assigns following the Closing Date (i) to make any contributions or dedications of money or land, or
(ii) to construct, install or maintain any improvement of a public or private nature on or off of any of the Real Property. To the best of Seller's knowledge, there are no other improvements required or planned by any governmental agency having jurisdiction over the Real Property which will result in any charge being levied or assessed against the Real Property.
Except as disclosed on Schedule 3.9(d) hereto, all existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair (ordinary wear and tear excepted), and are in material compliance with all governmental and regulatory requirements regarding such systems. The maintenance and operation of such items located in or about Leased Real Property is and has been conducted in compliance in all material respects with the terms and conditions of all leases to which Seller is a party. Seller has all material easements, rights-of-way and similar rights necessary to conduct its business as presently conducted and to use the items of Real Property as currently used, including, without limitation, easements and licenses for pipelines, power lines, water lines, roadways and other access. Schedule 3.9(d) correctly lists and describes all such easements and rights and all agreements and other instruments (including any amendments) relating thereto (with the relevant place of recordation, if recorded). All such easements and rights are valid, binding and in full force and effect, any amounts due and payable thereon have been paid or have been fully accrued for in the 1995 Balance Sheet or in the books and records of the Purchased Business for periods after the date of the 1995 Balance Sheet, as applicable, no party thereto is in default thereunder, and there exists no event or condition affecting the Assets or the Purchased Business or, to the best knowledge of Seller, any other party thereto, which, with the passage of time or notice or both, would constitute a material default thereunder. No such easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement. All water, sewer, gas, electric, telephone, cable television, drainage facilities, or other utilities required by law with respect to the Real Property or in order to operate the Real Property in its normal manner are fully installed and functioning properly to service the Real Property, and Seller has received no notice of any violation in connection therewith not otherwise corrected by Seller. The Real Property is not located in any area designated by any governmental authority or agency as being a flood prone or flood risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise), and requirements of the National Flood Insurance Program are not applicable to the Real Property. The Real Property, and each part thereof, have been duly, correctly and fully valued and assessed for tax purposes (whether for real estate, personal property or others) and taxed in accordance with all applicable statutes, laws, regulations, codes, rules and ordinances. Except as disclosed in Schedule 3.9(d) hereto, the Improvements located on the Real Property do not encroach on any easements or on any land not included within the boundary line of the Real Property and there are no neighboring buildings or improvements encroaching on the Real Property or any part thereof. There are no soil conditions adversely affecting the Real Property or the use and operation of the Real Property for the same purposes as used and operated at present.
Seller is not in default, nor but for the giving of notice or passage of time does there exist a default with respect to that certain Industrial Real Estate Lease dated October 2, 1990 by and between BRE Properties, Inc. as landlord and Seller as tenant with respect to the Leased Real Property. Such lease agreement represents the complete agreement with respect to Seller's tenancy in such Leased Real Property and it has not been modified, amended or terminated. The Real Property has not been affected by fire, explosion, accident, governmental restriction, flood, drought, storm, earthquake, tidal wave, embargo, Act of God, or any public enemy or other casualty, whether or not insured, which has materially and adversely affected the Real Property or its use for its intended purpose. Seller is in compliance with laws, statutes, ordinances, codes, orders, rules and regulations relating to the Property and its operation, including, without limitation, the Americans with Disabilities Act of 1990, 42 U. S. C. Section 12101, et seq. and the regulations promulgated pursuant thereto, as the same may be amended from time to time. Notwithstanding the foregoing, Seller shall be deemed not to have made the foregoing representations and warranties contained in this Section 3.9(d) to the extent that such representations and warranties relate or refer to any laws, statutes, ordinances, codes, orders, rules and regulations which are Environmental Laws. Buyer and Seller hereby acknowledge that all representations and warranties of Seller relating to Environmental Laws are contained in Section 3.24 of this Agreement. Seller has occupied the Owned Real Property since April, 1979, and Seller's occupancy was the first industrial use made of the Owned Real Property.

      3.10 COMPUTER SOFTWARE. (a) Part A of Schedule 3.10 hereto sets forth a complete and correct list of all computer programs which are owned by Seller and used primarily in the Purchased Business ("Proprietary Software"). Title to all computer programs constituting the Proprietary Software will be assigned to Buyer free and clear of all Encumbrances at the Closing, and Seller shall deliver to Buyer, with respect to each such computer program, and to the extent that Seller possesses the same, the then current versions of (i) source code, on magnetic tape or discs (collectively "magnetic media") or in documentary form, (ii) object code, on magnetic media, and (iii) any related manuals, logic diagrams, flow charts and other documentation (collectively, "documentation") relating thereto. Except as set forth in Part A of Schedule 3.10, Seller represents and warrants that Seller is the owner of the Proprietary Software and the related documentation, that the Proprietary Software does not infringe any copyright, trade secret, or trademark of any other person, and that Seller has the right to assign the Proprietary Software to Buyer free and clear of any Encumbrances.

      (b) Part B of Schedule 3.10 sets forth a complete and correct list of all computer programs, excluding noncustomized, commercially available computer programs, or computer programs which have been customized to a degree not material to their functionality which are not owned by Seller, but which are used in the Purchased Business (collectively, "Licensed Software"), including the identity of the third party vendor thereof.

Except as set forth in Part B of Schedule 3.10, all Licensed Software is duly licensed to Seller under good and valid licenses from the owners thereof, complete and correct copies of which have been delivered to Buyer, and such licenses permit the use of the Licensed Software as it has been used heretofore in the conduct of the Purchased Business. Seller is not in default in any material respect under any such licenses nor, to the best of Seller's knowledge, is any other party thereto in default in any material respect thereunder, and no disputes or disagreements exist with respect thereto.
Except as set forth in Part B of Schedule 3.10, Seller's right, title and interest under each such license agreement is assignable to and shall be assigned to Buyer at the Closing in whole or in part as required to permit the use of such Licensed Software by Buyer. With respect to all licenses to be so assigned, Seller shall deliver all computer programs constituting the Licensed Software to Buyer at the Closing, together with, to the extent that Seller possesses the same, the then current versions of (i) source code, if applicable, on magnetic media or in documentary form, (ii) object code, on magnetic media, and (iii) any related documentation with respect to each such program.

     (c) For purposes of this Section 3.10, all enhancements, modifications, extensions and applications of the computer programs described above ("Enhancements") existing on the Closing Date will be deemed to constitute part of the underlying computer programs from which such Enhancements are derived, and all such Enhancements shall be classified as Proprietary Software or Licensed Software, as applicable, in accordance with the provisions of subsections (a), and (b) of this Section 3.10, respectively. Notwithstanding the foregoing, all Enhancements of the computer programs described above arising after the

 Closing Date will be deemed to constitute distinct software products separate from the underlying computer programs from which such Enhancements are derived.

      3.11 PATENTS, TRADEMARKS, ETC. Schedule 3.11(a) hereto sets forth a complete and correct list of all patents, patent applications, material unpatented inventions set forth or described in writing, trademarks and service marks, trademark and service mark registrations (and applications therefor), trade or business names and copyrights owned or used by Seller in connection with the Purchased Business (collectively, the "Intangible Rights"), all of which are valid and subsisting and are included in the Assets. Except as set forth on Schedule 3.11(b), Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intangible Rights, free and clear of all Encumbrances, none of which rights conflicts with the rights of others in any manner which would have a material adverse effect on the Purchased Business or its financial condition. Except as set forth on Schedule 3.11(b), there are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning, the Intangible Rights. Seller has not received any notice or claim that any of the Intangible Rights infringes upon or conflicts with the rights of any other person, nor, to the best knowledge of Seller, is there basis for any such claim. To the best knowledge of Seller, there is no infringement or violation by any other person of Seller's rights in any of the Intangible Rights.

      3.12 CONTRACTS. (a) With respect to the Assets and the Purchased Business, except as set forth in Schedule 3.12(a) (or in Schedules 3.9(c) and 3.9(d)), Seller is not a party to, or subject to:

     (i) any written or oral contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts of more than $10,000 or which provides for performance, regardless of amounts, over a period in excess of six months after the date of such contract, arrangement or commitment;



      (ii) any lease of personal property;

      (iii) any lease of real property;

      (iv) any license agreement;


     (v) any contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice;

     (vi) any note, bond, indenture, credit facility, mortgage, pledge, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed, or a security interest, pledge or mortgage in the Assets;

     (vii) any warranty, indemnity or guaranty issued by Seller;

     (viii) any contract, arrangement or understanding granting to any person the right to use any of the Assets;

     (ix) any contract, arrangement or understanding restricting Seller's right to engage in any business activity or compete with any business;

     (x) any contract, arrangement or understanding with a Related Person;

     (xi) any other material agreement; or

     (xii) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (xi) of this subsection 3.12(a).

     (b) Schedule 3.12(b) hereto lists all contracts, agreements, arrangements and understandings which are to be assumed by Buyer at the Closing pursuant to this Agreement (the "Assumed Contracts"). Seller has previously delivered to Buyer complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each such contract, agreement, arrangement and understanding (and any amendments or supplements thereto) listed on
Schedule 3.12(a); provided, however, that with respect to any oral contract, agreement, arrangement or understanding disclosed in Schedule 3.12(a), only those terms of such oral agreement expressly set forth in such Schedule shall be deemed to have been disclosed to, or assumed by, Buyer. Except as set forth in Schedule 3.12(b), (i) each contract listed in Schedule 3.12(a) is in full force and effect; (ii) neither Seller nor (to the best knowledge of Seller) any other party is in default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Seller or (to the best knowledge of Seller) a default by any other party under such contract; (iii) to the best knowledge of Seller, there are no disputes or disagreements between Seller and any other party with respect to any such contract; and (iv) each other party to each such contract has consented (or, prior to the Closing, Seller shall use its best efforts to cause such other party to give its consent), where such consent is necessary, and each other party to each such contract has been given notice (or, prior to the Closing, shall have been given notice), where the giving of such notice is necessary, sufficient that such contract, upon its assignment by Seller to Buyer at the Closing, shall remain in full force and effect without modification in the rights or obligations of any party thereunder.

     (c) Except as set forth and described in Schedule 3.12(c), there is no contract, agreement, arrangement or understanding of Seller relating to or which could affect the Purchased Business which contains (nor has Seller entered into or made in connection with any transaction) any warranty or any agreement, commitment, arrangement or understanding to indemnify any person.

     3.13 EMPLOYEES: EMPLOYEE BENEFITS. (a) Schedule 3.13(a) sets forth the names of all current employees of Seller employed in the Purchased Business (the "Employees"), and, with respect to each Employee, such Employee's job title, such Employee's current salary, the date and amount of such Employee's most recent salary increase, the amount of any bonuses or other compensation paid since June 30, 1994 to such Employee, the date of birth of such Employee, the date of employment of such Employee, the accrued but unused vacation time and accrued but unused sick pay of such Employee and a description of the annual total compensation arrangements currently applicable to such Employee. Except as set forth on Schedule 3.13(a), there are no outstanding loans from Seller to any Employee, agent or consultant of Seller relating to the Purchased Business. Schedule 3.13(a) hereto sets forth a complete and correct description of all severance policies of Seller relating to the Purchased Business. Complete and correct copies of all written agreements with or concerning Employees, Former Employees and consultants and all employment policies, and all amendments and supplements thereto, have previously been delivered to Buyer, and a list of all such agreements and policies, whether written or oral, is set forth on
Schedule 3.13(a). None of the Employees or consultants has, to the best knowledge of Seller, indicated a desire or intention to terminate his or her employment in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 3.13(a), since June 30, 1995 Seller has not (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees or Former Employees, (ii) provided any of the Employees with any increased security or tenure of employment or (iii) increased the amounts payable to any of the Employees upon the termination of any such person's employment. Except as set forth in Schedule 3.13(a), Seller has accrued or reflected on the 1995 Balance Sheet, all obligations for salaries, vacation, medical, severance and other benefits and other compensation of any kind with respect to the Employees and Former Employees to the extent required by generally accepted accounting principles, including, without limitation, vacation pay, sick pay, medical, death and disability benefits, severance, bonuses, incentive, and pension, retirement, profit sharing or other types of deferred compensation, and all commissions or other fees payable to consultants, salespeople, sales representatives and other agents.

     (b) With respect to the Purchased Business and the Employees, except as disclosed on Schedule 3.13(b), Seller has complied at all times and in all material respects with all laws, statutes, rules and regulations applicable with respect to employees in each of the jurisdictions in which it operates and/or does business. With respect to the Purchased Business and the Employees, except as disclosed on Schedule 3.13(b), Seller has complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, as amended, and all applicable laws, statutes, and regulations governing payment of minimum wages and overtime rates, labor standards, working conditions, the withholding and payment of taxes or any other kind of governmental charge from compensation, terms and conditions of employment, workplace safety, workers' compensation, social benefits whether or not imposed by a governmental program, discriminatory practices, including, without limitation, with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to employees or potential employees (collectively, the "Employee Laws"), and there have been no claims made or, to the best knowledge of Seller, threatened thereunder against Seller arising out of, relating to or alleging any violation of any of the foregoing. Seller has complied with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting employees and prospective employees for employment eligibility verification purposes and Seller has complied with the paperwork provisions and anti-discrimination provisions of the INA. Seller has obtained and maintained, and will transfer to Buyer at the Closing, the employee records and 1-9 forms in proper order as required by law. Seller is not currently employing any non-citizens unauthorized to work. Except as set forth on Schedule 3.13(b), there are no controversies, strikes, work stoppages, picketing, grievances, job actions, unfair labor practice charges, investigations, charges, complaints, disputes or other proceedings pending or threatened between Seller and any of the Employees Former Employees: no labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any "leased employees" (within the meaning of Section 414(n) of the Code); no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any Employees; the consent of no labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement; and Seller has not incurred any liability under the Worker Adjustment Retraining Notification Act or similar state and local laws.

      (c) With respect to the Purchased Business, Schedule 3.13(c) sets forth a list of each defined benefit and defined contribution plan, stock ownership plan, consulting or employment agreement, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, supplemental retirement plan or arrangement, agreement with respect to temporary employees or "leased employees" (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), retiree medical or life insurance plan, employee stock option or stock purchase plan, severance pay, termination or salary continuation plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program or arrangement, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which has been maintained by Seller for the benefit of or relating to any of the Employees or to any former employees of Seller, who were employed in the Purchased Business ("Former Employee") or their dependents, survivors or beneficiaries, whether or not legally binding, whether written or oral or whether express or implied, all of which are hereinafter referred to as the "Benefit Plans." Notwithstanding anything to the contrary contained in this Agreement or in Schedule 3.13(c) hereto, Seller does not maintain any severance pay, termination or salary continuation plan, arrangement or practice. Buyer will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement or similar agreement solely as a result of the consummation of the transactions contemplated by this Agreement.

     (d) Since the purchase of the Purchased Business by Seller, Seller has never terminated any Benefit Plan relating to the Employees, Former Employees or the Purchased Business, the results of which would have been materially adverse to the Purchased Business. In connection with the termination of any such Benefit Plan, the Seller has obtained (a) an advance determination from the U.S. Internal Revenue Service (the "IRS") that such Benefit Plan is "tax-qualified" plan under Section 401(a) of the Code notwithstanding its termination, and (b) such termination meets the requirements of Title IV of ERISA in the case of a defined benefit plan, including any approvals required by the PBGC (as hereinafter defined). The Termination of any such Benefit Plan has been in accordance with all applicable law. Except as set forth on
Schedule 3.13(d), each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the IRS after 1994 with respect to each plan and trust and each amendment thereto; and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan. No Benefit Plan is a "voluntary employees beneficiary association" (within the meaning of Section 501(c)(9) of the Code) and there have been no other "welfare benefit funds" relating to Employees or Former Employees within the meaning of Section 419 of the Code. No event or condition exists with respect to any Benefit Plan that could subject Seller to any material Tax under
Section 4980B of the Code or, for plan years beginning before January 1, 1989,
Section 162(k) of the Code. With respect to each Benefit Plan, Seller has heretofore delivered to Buyer complete and correct copies of the following documents, where applicable: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) the most recent actuarial report, if any, relating to the Benefit Plan, (vi) the most recent actuarial valuation, study or estimate of any retiree medical and life benefits plan or supplemental retirement benefit plan, and (vii) the most recent statement of plan assets for each Benefit Plan that is intended to meet the requirement of Section 401(a) of the Code.


     (e) Neither Seller nor any corporation or other trade or business under common control with Seller (as determined pursuant to Section 414(b) or (c) of the Code) (a "Common Control Entity") has ever maintained or contributed to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to, any of "multiemployer plan," within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or any other benefit plan subject to Title IV of ERISA or Section 412 of the Code, relating to the Purchased Business; no Benefit Plan of Seller or of any Common Control Entity is currently or has in the past been subject to Title IV of ERISA. No proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any Benefit Plan have been instituted or threatened; no event has occurred or condition exists which constitutes grounds for the PBGC to so terminate any Benefit Plan; neither Seller nor any Common Control Entity has been a "substantial employer" as defined in Section 4001(a)(2) of ERISA or is a party to or has any liability under any agreement imposing secondary liability on it as a seller of the assets of a business in accordance with Section 4204 of ERISA or under any other provision of Title IV of ERISA or other agreement; no contingent or other liability with respect to which Seller has, had or could have any liability exists under Section 4063, 4064 or 4069 or other provisions of Title IV of ERISA to the PBGC or to any Benefit Plan; and no assets of Seller are subject to a lien under Sections 4064 or 4068 of ERISA. Except as set forth on Schedule 3.13(e) hereto, all contributions required to be made to or with respect to each Benefit Plan with respect to the service of Employees, Former Employees or other individuals with or related to Seller prior to the date hereof have been made or have been accrued for in 1995 Balance Sheet or in the books and records of the Purchased Business for periods after the date of the 1995 Balance Sheet, as applicable. Except as indicated on Schedule 3.13(e), Seller does not have any obligation to provide post-retirement medical or other benefits to Employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or applicable state medical benefits continuation law and Seller may terminate any such postretirement medical or other benefits upon thirty (30) days notice or less without any liability therefor. Seller will not incur any liability under any severance agreement, deferred compensation agreement, employment or similar agreement as a result of the consummation of the transactions contemplated by this Agreement.

      (f) Except as set forth on Schedule 3.13(f), none of the Benefit Plans has been subject to a "reportable event," within the meaning of Section 4043 of ERISA (whether or not waived); there have been no "prohibited transactions", within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA; none of the Benefit Plans which are subject to
 Section 412 of the Code has incurred any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code and no event or set of conditions exists which could subject Seller to any material Tax under Section 4971 of the Code or a lien under Section 412(n) of the Code; each Benefit Plan has, in all material respects, been administered to date in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained; all reports and information required to be filed with the Department of Labor, the IRS, the PBGC or plan participants or beneficiaries with respect to any Benefit Plan have been timely filed; there is no dispute, arbitration, claim, suit, or grievance, pending or, to the best knowledge of Seller, threatened or contemplated, involving a Benefit Plan (other than routine claims for benefits), and, to the best knowledge of Seller, there is no basis for such a claim; none of the Benefit

Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor, or any other domestic or foreign governmental agency with respect to a Benefit Plan; there have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan; and there has been and will be no "parachute payment" (as defined in Section 280G(b)(2) of the Code) to any of the Employees prior to the Closing or as a result of the transactions contemplated by this Agreement. No event or set of conditions exist which would subject Seller to any Tax under Section 4999 of the Code or to any material Tax under Sections 4972, 4974-76, 4979, 4980, 4980B or 5000 of the Code.

     3.14 MAJOR CUSTOMERS. Schedule 3.14 sets forth a complete and correct list of the twenty-five largest customers of the Purchased Business in terms of revenue recognized during the twelve month period ended June 30, 1995, showing the total amount billed by Seller to each such customer in connection with the Purchased Business for such period. Except as set forth and described in
Schedule 3.14, Seller has not received any notice or other communication (written or oral) terminating or reducing, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting an adverse change in, the business relationship between such client and Seller and, to the best knowledge of Seller, there has not been (and there are no facts which would reasonably lead it to believe that there has been) any material adverse change in the business relationship of Seller with any such customer since June 30, 1995.

     3.15 CONSULTANTS, SALES REPRESENTATIVES AND OTHER AGENTS. Schedule 3.15 hereto sets forth a complete and correct list of the names and addresses of each consultant, sales representative or other agent currently engaged by Seller with respect to the Purchased Business who is not an employee of Seller, a summary description of the services provided by each such person, the commission rates or other compensation applicable with respect to each such person and the amount of commissions or other compensation earned by each such person for the twelve month period ended June 30, 1995. Schedule 3.15 also sets forth a list of all agreements between Seller and any such person, complete and correct copies of which agreements have previously been delivered by Seller to Buyer. Each such agreement is cancelable by Seller without penalty on not more than 30 days' notice, except as specifically set forth on
Schedule 3.15.

     3.16 MATERIAL SUPPLIERS: INVENTORIES. (a) Schedule 3.16 sets forth a complete and correct list of all supply contracts, arrangements and understandings relating to the Purchased Business between Seller and (i) any subsidiary or other affiliate or Seller, and (ii) all other suppliers of goods and services who provided goods or services to the Purchased Business during the twelve month period ended June 30, 1995 and the three-month period ended September 30, 1995 which involved an aggregate value of $10,000 or more and $2,500 or more, respectively. Except as set forth in Schedule 3.16, no supplier identified in Schedule 3.16 pursuant to clause (ii) of the preceding sentence has given Seller any notice (written or oral) terminating, suspending or reducing, or setting forth an intention to terminate, suspend or reduce in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and Seller and, to the best knowledge of Seller, there has not been (and there are no facts which would reasonably lead it to believe that there has been) any adverse change in the business relationship of Seller with any such supplier since June 30, 1995.

     (b) Except as disclosed on Schedule 3.9(a) hereto, the inventories of Seller included within the Assets (the "Inventory") are owned by Seller free and clear of any Encumbrances and are in good condition.

     3.17 ABILITY TO CONDUCT THE PURCHASED BUSINESS. Seller is not subject to any agreement, arrangement or understanding with any person, or any judgment, order, writ, injunction or decree of any court or governmental body or agency thereof of any jurisdiction, that restricts Seller's right to engage in any business conducted by the Purchased Business, or that could prevent in any manner the unrestricted use by Buyer of the Assets or the unrestricted conduct by Buyer of the Purchased Business from and after the Closing Date. Seller has in force, and is in compliance with the terms and conditions of, all material licenses, permits, exemptions, consents, authorizations and approvals of governmental authorities or agencies thereof used or required under any existing Federal, state, local or foreign statute, law, ordinance or rule or regulation (or any proposed statute, law, ordinance, rule or regulation known to Seller) in connection with the Purchased Business as presently conducted or as proposed to be conducted under currently existing or proposed plans. Seller has not received any notice of (and to the best knowledge of Seller there are no) inquiries, proceedings or investigations relating to or which could result in the cancellation or modification of any such permit, license, exemption, consent, authorization or approval, nor is Seller aware of any basis therefor. Except as expressly identified on Schedule 3.17 hereto, all such permits, licenses, exemptions, consents, authorizations and approvals held by Seller are described in such Schedule 3.17 and, to the best of Seller's knowledge, shall remain in full force and effect from and after the sale, transfer and conveyance of the Assets and the Purchased Business to Buyer on the Closing Date. Seller shall take all reasonable steps to assign such licenses, permits, exemptions, consents, authorizations or approvals to Buyer in cases where such assignment is permitted and to cooperate with and assist Buyer in connection with the issuance of new licenses, permits, exemptions, consents, authorizations and approvals, where necessary.

     3.18 COMPLIANCE WITH APPLICABLE LAW. Seller has complied in all material respect with all applicable foreign or domestic laws, rules. regulations, ordinances, codes, judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or governmental body or agency thereof to which the Seller may be subject which are applicable to or which could affect the Purchased Business or any of the Assets, including, without limitation, any rules or regulations of the Federal Aviation Administration and similar regulatory bodies of any foreign country, state or locality. Except as set forth Schedule 3.18, no claims have been filed against Seller, and Seller has not received any notice alleging, any such violation, nor, to the best knowledge of Seller, is there any inquiry, investigation or proceedings relating thereto. Seller has no knowledge of any pending or proposed law, regulation, rule, ordinance or code which, if enacted or adopted, could have a material adverse effect on the assets, liabilities, business, operations, financial condition or prospects of the Purchased Business.

     3.19 INSURANCE. Attached hereto as Schedule 3.19 is a complete and correct list of all policies of insurance maintained by Seller which relate to the Assets or the Purchased Business, specifying, with respect to each such policy, the identity of the insurer, the policy number, the risk insured against, the limits of coverage, the deductible amount (if any), any outstanding or pending claims thereunder and the date through which coverage will continue by virtue of premiums already paid. All of such policies are in full force and effect as of the date hereof. The Seller reasonably believes that the policies of insurance identified in Schedule 3.19 adequately insure the Purchased Business and the Assets.

     3.20 ACCOUNTS RECEIVABLE. All accounts receivable of Seller relating to the Purchased Business (i) arose from bona fide sales of goods or services in the ordinary course of business and consistent with past practice, (ii) are owned by Seller free and clear of any Encumbrances, (iii) are accurately and fairly reflected in the 1995 Balance Sheet (net of any reserve for bad debts shown in the 1995 Balance Sheet) or, with respect to accounts receivable created on or after the date thereof, are accurately and fairly reflected in the books and records of the Purchased Business, and (iv) will be collected, net of any reserve for doubtful accounts set forth in the Closing Balance Sheet in full and without resorting to litigation, within 120 days of the Closing Date. Within 180 days of the Closing Date, Buyer shall submit to Seller an itemized statement setting forth the amount of any claim that it may have for indemnity in connection with the representation and warranty contained in this
Section 3.20, and Seller shall remit to Buyer the amount set forth in such statement within 15 days of receipt of such statement. Upon satisfaction in full of such claim, Buyer shall deliver to Seller an executed assignment in favor of Seller of all right, title and interest of Buyer in and to any such accounts receivable which remain uncollected.

     3.21 BOOKS AND RECORDS; BANK ACCOUNTS. (a) Except as set forth in Schedule 3.21(a), all of the records, data, information, databases, systems and controls maintained, operated or used by Seller in connection with the conduct or administration of the Purchased Business (including all means of access thereto and therefrom) are located on the Real Properties and are under the exclusive ownership and direct control of Seller.
     (b) Schedule 3.21(b) sets forth a complete and correct list of all active bank accounts used in connection with the Purchased Business, including, without limitation, all accounts into which cash receipts of the Purchased Business have been deposited (the "Purchased Business Accounts").

     3.22 TRANSACTIONS WITH RELATED PARTIES. Schedule 3.22 contains an accurate and complete list of, and sets forth the principal terms and conditions of, all agreements, arrangements and understandings relating to the Purchased Business between Seller and any of the following (each, a "Related Party"): (i) each shareholder, director and officer of Seller; (ii) the spouses, children and other lineal descendants of any shareholder, director or officer of Seller (collectively, "near relatives"); (iii) any trust for the benefit of any shareholder, director or officer of Seller or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any shareholder, director or officer of Seller or any of their respective near relatives.

     3.23 PRODUCTS. With respect to the Purchased Business, Schedule 3.23 hereto sets forth a true and complete list, as of the date hereof, of all products offered for sale by Seller during the two year period prior to the date hereof, together with a list of all products currently in development by Seller relevant to the Purchased Business. Seller has previously delivered to Buyer copies of all past and present standard and other warranties relating to the Purchased Business extended by Seller with respect to the products now or in the past sold by Seller. With respect to the Purchased Business, except as disclosed on
 Schedule 3.23, Seller does not have, and the Seller knows of no basis for, any material liabilities as a result of claims which may be made against Seller based on defective products, violation of product warranties, violation of product packaging or labelling requirements or similar claims with respect to any products manufactured or sold by Seller or delivered to customers on or prior to the date hereof, nor has Seller received any notices from any person threatening any such claims. With respect to the Purchased Business, all product warranties extended by Seller are in compliance with all applicable law.

      3.24 ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 3.24, (i) to the best of Seller's knowledge, there are no Hazardous Substances (as hereinafter defined) in, on,, under or around any of the Real Properties or, to the best of Seller's knowledge, any of the water bodies adjacent to the Real Property; (ii) there are no tanks, impoundments, vessels or other containers used for the storage of Hazardous Substances on or below the surface of such Real Properties; (iii) none of such Real Properties has been designated, restricted or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances; (iv) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed of in, on, under or around, and no Hazardous Substances have been transported, released or disposed of at, from or to, any of such Real Properties by the Company or by any persons or agents operating under the control, direction and supervision of the Company, including, without limitation, all Employees, agents and contractors of the Company; and (v) the Company has not received any written or oral governmental notice, order, inquiry, investigation, environmental audit or assessment or any Encumbrance, decree, easement, covenant, restriction, servitude or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to, any of such Real Properties, and, to the best of Seller's knowledge, there is no basis for any such notice, order, inquiry, investigation, environmental audit or assessment or any such Encumbrance, decree, easement, covenant, restriction, servitude or proceeding. To the best of Seller's knowledge, no property adjoining the Real Property is being used, or has ever been used at any previous time, for the disposal, storage, treatment or processing of Hazardous Substances.

     (b) Except as disclosed in Schedule 3.24, (i) neither Seller (insofar as concerns Seller's operation of the Purchased Business) nor any of the Real Properties are in violation of, or subject to any liabilities as a result of any past or current violations of, any existing Environmental Law, and (ii) no material expenditures are or will be required in connection with the operation of the Purchased Business as presently conducted in order to comply with any such existing statute, law, ordinance, rule or regulations. Except as disclosed in Schedule 3.24, Seller and each of such Real Properties have passed all inspections conducted by applicable regulatory bodies in connection with the matters described in the preceding sentence. All cleanup, removal and other remediation activities carried out by the Seller or by agents of Seller at any Real Property have been conducted in material compliance with all applicable laws, statutes, ordinances, rules and regulations of any Federal, state or local governmental authority, and there is no basis for liability on the part of Seller as a result of such activities. Except as disclosed in Schedule 3.24, to the best knowledge of Seller, none of such Real Properties is located in an area identified by an agency or department of Federal, state or local governments or identified by Seller as having special flood or mudslide hazards or wetlands. The production and other facilities at each of the Real Properties have waste treatment and disposal facilities that are adequate to render any waste, vapors or effluents safe under applicable law for discharge in the manner in which they are being discharged and, except as disclosed in Schedule 3.24, do not discharge, and have not in the past discharged, into the environment any Hazardous Substances. The consummation of the transactions contemplated by this Agreement will not impose any obligations under applicable laws relating to environmental or safety requirements for site investigation or cleanup, or notification to or consent of any governmental agency or third party.

     (c) For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, water or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials located on any of the Real Properties, is either: (i) regulated, limited, prohibited or monitored by any Governmental Entity, (ii) defined or listed in, or otherwise classified pursuant to, any Environmental Law as "hazardous substances", (iii) any substance or material which now or in the future is known to constitute a threat to health, safety, property or the environment or exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Entity, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order of decision under such laws, (iv) petroleum and refined petroleum products, (v) asbestos and asbestos-containing products, (vi) flammable explosives, (vii) radioactive materials, (viii) radon, (ix) urea formaldehyde foam insulation and
(x) polychlorinated biphenyls.

     (d) For purposes of this Section 3.24, the term "Real Properties" shall be deemed to include all Real Properties at which the operations of the Purchased Business are currently conducted, together with all other locations (whether leased or owned by Seller) at which the operations of the Purchased Business have previously been conducted (to the extent that any prior activities of Seller or the Purchased Business give rise to any liabilities, claims or obligations (including, without limitation, any obligations to investigate, cleanup or remediate) with respect to the matters described in this Section 3.24). For purposes hereof, "Environmental Law" means and includes, without limitation, any federal, state or local statute, law, rule, regulation, ordinance, code, policy, rule of common law, judicial order, administrative order, consent decree, or judgment now or hereafter in effect, in each case, as has been amended from time to time, relating to the environment, health or safety, or relating to pollution or protection of the environment or the emission, discharge, spillage, leakage, storage, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal transport or handling of Hazardous Substances, including, without limitation, the National Environmental Policy Act (42.U.S.C. 432131 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Clean Water Act (33 U.S.C. 1321 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651) et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. 3808 et seq.), the Washington Hazardous Waste Management Act (RCW Chapter 70.105), the Washington Model Toxics Control Act (RCW Chapter 70.105D), and any similar federal, state or local laws, ordinances or regulations implementing such laws. For purposes hereof, "Governmental Entity" means and includes, without limitation, the State of Washington, the County of King, the City of Redmond, the United States Environmental Protection Agency, the United States Department of Labor, the United States Department of Transportation, any successors thereto or any other federal, state or local governmental agency now or hereafter regulating substances and materials in the environment located at or adjacent to the Real Properties.

     3.25 DISCLOSURE. No representation and warranty of Seller contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Seller to Buyer pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading. All information required to be disclosed by Seller under this Agreement and all other material information concerning the assets, liabilities, operations, business, financial condition, operations and prospects of the Purchased Business has been disclosed by Seller to Buyer in this Agreement, any Schedules hereto or any other statement, schedule, certificate or other document delivered to Buyer by Seller under this Agreement.

     3.26 RELIANCE. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore conducted by or on behalf of Buyer whether in contemplation of this Agreement or otherwise.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby makes the following representations and warranties to Seller:

     4.1 ORGANIZATION AND GOOD STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

     4.2 POWERS; EXECUTION: PERFORMANCE. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Buyer has performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

     4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Buyer; (ii) violate or conflict with, result in the breach of or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound; (iii) violate or conflict with any law, rule, regulation, judgment, order, writ, injunction or decree of any court or any governmental body of or agency any jurisdiction to which Buyer is subject, or
(iv) require any filing with, or license, permit, order, franchise, approval, consent or other authorization of, any governmental body or agency thereof.

     4.4 NO CLAIMS OR LITIGATION. There are no suits, actions, claims, proceedings (including, without limitation, arbitral and administrative proceedings) or governmental investigations pending or, to the best knowledge of Buyer, threatened against or contemplated against Buyer (or any of its directors, officers, employees, shareholders or agents) relating to or affecting, directly or indirectly, the consummation of the transactions contemplated hereby, nor is Buyer aware of any basis for any such suit, action, claim, proceeding or investigation.

                                   ARTICLE V

                            MISCELLANEOUS COVENANTS

     5.1 EMPLOYEES. (a) Schedule 5.1 lists those Employees to whom Buyer shall offer employment on or after the Closing Date. Such offers of employment shall be on such terms and conditions, including salary and benefits, as Buyer shall determine in its sole discretion. Seller shall use its best efforts to cause any Employee who may be offered employment by Buyer to accept such offer and to become an employee of Buyer effective on the Closing Date. From and after the Closing Date, all Employees who accept Buyer's offer of employment ("Accepting Employees") shall become employees of Buyer, subject to Buyer's exclusive control and direction.

     (b) Buyer shall not assume or have any liability of any kind whether contingent or otherwise with respect to any claims by or in respect of Employees, Former Employees, their spouses, dependents or beneficiaries or any other person in connection with any Benefit Plan, employment arrangement, workers' compensation, compensation arrangement or practice or otherwise relating to services rendered by such Employees or Former Employees, including, without limitation, pursuant to the Employee Laws, or claims incurred prior to the Closing Date, it being the express understanding and agreement of the parties that all such liabilities shall constitute Excluded Liabilities.

     (c) Buyer shall not be required to assume, establish or continue any of the Benefit Plans or employment policies or practices of Seller, or any obligations thereunder, nor shall it become a successor employer with respect to any Benefit Plan, nor shall it be obligated by this Agreement to make any provision with respect to employee benefits, employment policies or practices after the Closing Date.

     (d) Seller agrees that, on and after the Closing Date, it shall retain responsibility for all health and welfare claims of the Employees and Former Employees and their dependents under the Benefit Plans, including, without limitation, all health and medical, short- and long-term disability, sick pay, life and accident insurance, and workers' compensation claims, incurred prior to the Closing Date under the Benefit Plans. Seller shall retain all responsibility for continuation coverage requirements pursuant to Section 4980B of the Code with respect to all "qualifying events" (as such term is defined in Section 4980B of the Code) prior to the Closing Date with respect to any current or former "covered employee" (as such term is defined in Section 4980B of the Code) of Seller or any related "qualified beneficiary" (as such term is defined in Section 4980B of the Code).

     (e) Seller has taken such steps as may be necessary or appropriate (i) to fully vest the account balances of the Employees in Seller's Savings and Profit Sharing Plan and Trust as of the Closing Date to the maximum extent permitted thereby, (ii) to terminate, as of the Closing Date, any post-retirement medical or other welfare benefits programs covering the Employees of the Purchased Business, and
(iii) to continue to provide post-retirement medical or other benefits to the Employees or Former Employees and their spouses and dependents under the Seller's Benefit Plans, to the extent that such individuals may now, or at any time in the future, be eligible therefor under the terms and conditions of the Seller's Benefit Plans.

     (f) Notwithstanding any other provision of this Agreement, Seller agrees to indemnify and hold harmless Buyer for any claims, including, without limitation, reasonable legal fees and costs incurred in defense thereof, resulting or relating to any post-retirement medical or other welfare benefits program maintained or to be maintained by Seller for Employees, Former Employees or their spouses and dependents.

     (g) As soon as practicable after the Closing Date and the receipt of evidence reasonably satisfactory to Seller that Buyer has adopted defined contribution retirement plans which are qualified within the meaning of Sections 401(a) and 401(k) of the Code (the "Buyer 401(k) Plans"), but in any event no more than 90 days after the Closing Date, Seller shall cause the defined contribution plans of Seller with respect to the Employees (the "Seller 401(k) Plans") to transfer to the trusts established under the Buyer 401(k) Plans for the account of all Employees the liabilities (including, without limitation, any outstanding loans by the Seller 401(k) Plans to any Employees) of the Seller 401(k) Plans attributable to the Employees and an amount of assets, or in lieu thereof. cash of equal value, standing to the credit of each Employee in the Seller 401(k) Plans as of the Closing

Date. Such amounts to be transferred shall be adjusted to reflect gains and losses between the Closing Date and the date of transfer and shall be determined under Section 414(l) of the Code.

     5.2 TAX RETURNS AND PAYMENTS. Seller has prepared and filed all Federal, state and local returns for all Taxes (including, without limitation. installment payments for Taxes, interest, penalties, assessments or other deficiencies, governmental charges and duties, if any), due or claimed to be due on or before the Closing Date by any governmental authority with respect to the Assets and the Purchased Business and has promptly paid all such Taxes when due, except to the extent that any such Taxes are Assumed Liabilities. Seller shall be responsible for, and shall pay or reimburse promptly when and if due, all applicable sales, transfer, excise, use, documentary stamps or any other similar Taxes which may be imposed in any domestic jurisdiction or by any authority in connection with or arising from the sale and transfer of any of the Assets (including, without limitation, the Owned Real Property) or the Purchased Business to Buyer contemplated hereunder (collectively, the "Transfer Taxes"). Buyer will reimburse Seller for an amount equal to 50% of such Transfer Taxes upon presentation of evidence of the amount and payment thereof and demand in writing therefor by Seller. Seller shall prepare and file all appropriate sales tax returns and other documents due in any jurisdiction in connection with the sale and transfer of the Assets and the Purchased Business to Buyer contemplated hereunder.

     5.3 BUYER'S FUNDS. Seller covenants and agrees that any funds of Buyer, including, without limitation, funds attributable to the Purchased Business, which may be received by Seller after the Closing shall be held in trust for Buyer until remitted by Seller to Buyer.

     5.4 USE OF THE "BELL INDUSTRIES" NAME, TRADEMARKS AND LOGOTYPE. In recognition of the fact that certain of the Assets constituting finished goods and work in process have imprinted or otherwise marked thereon the names "Bell", "Bell Industries" or derivatives thereof, the trademarks relating thereto and certain associated logotypes, Seller hereby agrees that Buyer may use and distribute and sell such finished goods and work in process until they have been exhausted and hereby grants to Buyer a non-exclusive, royalty-free license to use such names, trademarks and logotypes in connection therewith.

     5.5 REAL PROPERTY.

     Buyer and Seller hereby agree as follows:

     (a) Seller has not taken any affirmative action with respect to the Owned Real Property which will modify any title exceptions approved by Buyer and contained in the preliminary title report (the "Permitted Exceptions") respecting title to the Real Property obtained by Buyer in connection with the ALTA Extended Owner's Policy of Title Insurance, and such endorsements as Buyer requests, with a policy limit equal to that portion of the Purchase Price allocated in the Owned Real Property, showing title to the Owned Real Property vested in Buyer (or its title nominee) and the ALTA Leasehold Extended Owner's Policy of Title Insurance, and such endorsements as Buyer requests, with a policy limit equal to that portion of the Purchase Price allocated to the Leased Real Property, showing title to the Leased Real Property vested in Buyer (or its title nominee) (collectively, the "Title Policy"), create any additional title exceptions or matters affecting the Owned Real Property, or in any way adversely affect the value of any of the Real Property, without the prior written consent of Buyer.

     (b) Seller has kept all agreements, easements, and covenants affecting the Real Property free from any material defaults by Seller.

     (c) Seller has kept in full force and effect all casualty, liability and workers compensation insurance coverage respecting the Real Property pursuant to policies presently maintained or new policies issued by insurers whose rating are equal to or greater than those issuing existing insurance policies.

     (d) On the Closing Date, Seller shall convey to Buyer, by statutory warranty deed, good, marketable and insurable title to the Owned Real Property, subject only to the Permitted Exceptions.

     (e) Seller shall pay the premiums for the Title Policy (provided, however, that Buyer shall pay the cost of any extended policy and endorsements thereto requested by the Buyer); the title examination fees, if any; all costs and expenses imposed by the landlord in connection with its approval of the assignment of the leasehold interest in the Leased Real Property; and all transfer, conveyance or excise taxes payable in connection with the transfer of the real property comprising the Real Property. The amount of any transfer, conveyance or excise taxes shall not be posted on the Warranty Deed for the Owned Real Property, but shall be supplied by separate affidavit to be executed and delivered by Seller prior to the Closing Date. In addition to the foregoing expenses, Seller shall pay any and all costs, expenses and fees in connection with the discharge of any liens encumbering the Real Property, including, without limitation, any prepayment penalties.

     5.6 PATENTS. [Intentionally omitted]

     5.7 FURTHER ASSURANCES. Seller shall, at any time and from time to time after the Closing, upon the request and at the expense of Buyer but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required by Buyer for transferring, conveying, assigning and reducing to Buyer's possession and use, the Assets and the Purchased Business and complying with all legal requirements, including, without limitation, making any required governmental filings, in connection with the purchase of the Assets and the Purchased Business by Buyer.


                                   ARTICLE VI

                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

     6.1 INDEMNITY OBLIGATIONS OF SELLER. Seller hereby agrees to indemnify and hold Buyer harmless from, and to reimburse Buyer for, on an after-Tax basis, any Buyer Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Buyer Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of

Seller which is contained in this Agreement or any Schedule, certificate or other instrument or document delivered pursuant hereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Seller which are contained in or made pursuant to this Agreement; (iii) directly or indirectly, the emission, discharge, spillage, leakage, storage, release or threatened release of Hazardous Substances or any breach of any Environmental Law as a result of the acts or omissions of Seller or any agent, employee or contractor of Seller; (iv) any liabilities or obligations arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposal of any matter which is the subject of indemnification in this Section 6.1; and (v) all interest, penalties, costs and expenses of Buyer (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) arising out of or related to any Buyer Indemnity Claims. Notwithstanding the foregoing, for purposes of clause (i) of the previous sentence, the representation and warranty contained in clause (iii) of
Section 3.24 (a) shall be deemed to have been made to the best of Seller's knowledge, and the representation and warranty contained in clause (i) of the first sentence of Section 3.24 (b) shall be deemed to have been made only with respect to the period of time during which Seller occupied the Real Properties.

     6.2 INDEMNITY OBLIGATIONS OF THE BUYER. Buyer hereby agrees to indemnify and hold Seller harmless from, and to reimburse Seller for, on an after-Tax basis, any Seller Indemnity Claims (as hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Seller Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of Buyer which is contained in this Agreement or any Schedule, certificate or other instrument or document delivered pursuant hereto; (ii) any breach or nonfulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Buyer contained in or made pursuant to the terms and conditions of this Agreement; (iii) any obligations or liabilities arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposal of any matter which is the subject of indemnification under this
Section 6.2; and (iv) all interest, penalties, costs and expenses of Seller (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of counsel and accountants) arising out of or related to any Seller Indemnity Claims.

      6.3  NOTIFICATION OF CLAIMS AND ESCROW DEPOSIT.

     (a) Subject to the provisions of Section 6.4 below, in the event of the occurrence of an event which either party asserts constitutes a Buyer Indemnity Claim or a Seller Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice (the "Claim Notice") of such event and its good faith estimate of the amount of such claim and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If the Claim Notice relates to a Buyer Indemnity Claim, the Claim Notice may also include a demand by Buyer that Seller make an escrow deposit with the Escrow Agent (as hereinafter defined) in accordance with the provisions of Section 6.3(b) (a Claim Notice which includes a demand for such an escrow deposit being hereinafter referred to as an "Escrow Claim Notice"); provided, however, that, notwithstanding the foregoing, if any such Claim Notice initially excludes a demand by Buyer for such an escrow deposit, Buyer shall not thereafter be precluded from supplementing such Claim Notice to include such a demand, whereupon such Claim Notice shall be deemed to constitute an Escrow Claim Notice for all purposes hereunder.

     (b) Seller shall, within three (3) business days of its receipt of an Escrow Claim Notice (unless it shall have previously paid the related Buyer Indemnity Claim in full), deposit in escrow with Seattle First National Bank, as escrow agent (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement in the form attached as Exhibit H hereto, an amount in cash equal to the lesser of (i) the amount of the Buyer Indemnity Claim, as estimated by Buyer and as set forth in the Escrow Claim Notice (such estimated amount being referred to as the "Estimated Claim Amount"), or (ii) $720,000. The amount deposited by Seller into escrow is referred to herein as the "Escrow Amount".

     (c) If Seller believes in good faith that either the Buyer Indemnity Claim or the Estimated Claim Amount fails to satisfy the "Escrow Criteria" (as hereinafter defined), Seller may, within three (3) business days of its receipt of such Escrow Claim Notice, provide Buyer with written notice (the "Arbitration Notice") of Seller's election to have the question of whether the Buyer Indemnity Claim or the Estimated Claim Amount satisfies the Escrow Criteria determined by binding arbitration pursuant to the terms hereof (the "Escrow Arbitration"). Any Escrow Arbitration shall be conducted on an expedited basis in Seattle, Washington in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association and shall be held before one arbitrator (the "Arbitrator") appointed in accordance with such rules as promptly as practicable but in any event within fifteen (15) business days of Buyer's receipt of the Arbitration Notice. The expenses of each such Escrow Arbitration shall be borne equally by the parties. The parties shall provide all relevant information concerning the matters to be determined in such Escrow Arbitration to the Arbitrator as promptly as practicable following Buyer's receipt of the Arbitration Notice, it being the understanding and agreement of the parties that, in view of the limited scope of the issues to be considered and determined by the Arbitrator, such Escrow Arbitration shall be conducted on an expedited basis.

     (d) For purposes hereof, the following provisions shall govern the Arbitrator's determination of whether the "Escrow Criteria" have been satisfied:

      (i)  with respect to a Buyer Indemnity Claim, such Buyer Indemnity
           Claim shall be deemed to satisfy the Escrow Criteria if the Arbitrator determines that the underlying claim is not arbitrary and that Buyer has a reasonable likelihood of prevailing on the merits of such claim in any subsequent litigation or arbitration; provided, however, that the parties expressly acknowledge and agree that the Arbitrator shall not be required, as a precondition to determining that a Buyer Indemnity Claim satisfies the Escrow Criteria, to find that Buyer is more likely than not to prevail on such claim in any subsequent litigation or arbitration; and

      (ii) with respect to the Estimated Claim Amount, such Estimated
           Claim Amount shall be deemed to satisfy the Escrow Criteria if the Arbitrator determines that such amount bears a reasonable relation to the damages, losses and other amounts (including, without limitation, reasonable attorney's fees) expected to be incurred by Buyer as a result of the related Buyer Indemnity Claim; provided, however, that the Arbitrator shall be obligated, if he determines that the Escrow Criteria have not been satisfied as aforesaid, to stipulate such lesser amount as he determines in his discretion to be reasonable in the circumstances and, provided, further, that if the Estimated Claim Amount exceeds $720,000, or if the Arbitrator otherwise determines that the damages, losses and other amounts likely to be incurred by Buyer exceed the Escrow Amount, the Arbitrator shall be obligated, if he determines that the Escrow Criteria have been satisfied as aforesaid, to stipulate such additional amount as shall be required to be deposited into escrow by Seller to make up such shortfall (the "Additional Deposit").

The provisions of this Section 6.3 shall be provided to the Arbitrator and shall be binding upon the Arbitrator for purposes of his determinations hereunder.
The Arbitrator shall be instructed to issue his decision as soon as practicable but in any event within ten (10) business days of the commencement of such Arbitration.

      (e)  If the Arbitrator determines:

      (i) that the Buyer Indemnity Claim and the Estimated Claim Amount satisfy the Escrow Criteria, but does not recommend that an Additional Deposit be made, then the Escrow Amount shall continue to be held by the Escrow Agent pending resolution of the Buyer Indemnity Claim;

      (ii) that the Buyer Indemnity Claim and the Estimated Claim Amount satisfy the Escrow Criteria and recommends that an Additional Deposit be made, then Seller shall, within three (3) business days of such determination, make the Additional Deposit in cash to the Escrow Agent, to be held, with the initial Escrow Amount, by the Escrow Agent pending resolution of the Buyer Indemnity Claim;

      (iii) that the Buyer Indemnity Claim satisfies the Escrow Criteria but the Estimated Claim Amount does not satisfy the Escrow Criteria and recommends that a lesser amount be retained in escrow, then within three (3) business days of such determination, the amount by which the Escrow Amount exceeds the amount so determined by the Arbitrator shall be returned to Seller by the Escrow Agent, with the remaining portion of the Escrow Amount to be held in escrow by the Escrow Agent pending resolution of the Buyer Indemnity Claim; or

      (iv) that the Buyer Indemnity Claim does not satisfy the Escrow Criteria, then the entire Escrow Amount shall be returned to Seller by the Escrow Agent within three (3) business days of such determination.

     (f) The parties acknowledge and agree that any Escrow Arbitration shall be conducted solely for the limited purpose of determining whether the Escrow Criteria have been satisfied and, accordingly, that any such proceeding shall not be dispositive of, and shall be without prejudice to, the underlying facts, circumstances or merits of any Buyer Indemnity Claim. Without limiting the foregoing, the parties further acknowledge and agree that the Arbitrator's findings, conclusions and rulings shall not have any binding or collateral effect on the parties for any other purposes or in any subsequent judicial, arbitral or other proceedings initiated by either of the parties to dispose of the relevant Buyer Indemnity Claim or otherwise (except for purposes of Section 6.1(g)), and neither Buyer, Seller nor any other party shall introduce or seek to introduce, directly or indirectly, any such findings, conclusions and rulings in any such proceedings (except for purposes of Section 6.1(g)).

     (g) If Seller fails to deposit any amount in escrow pursuant to this
Section 6.3 within two (2) business days of the date specified therefor (the "Initial Deposit Period"), Seller shall pay to Buyer as liquidated damages, an amount equal to 10% of the Buyer Indemnity Claim Amount. Seller shall pay to Buyer as additional liquidated damages an amount equal to 10% of the Buyer Indemnity Claim Amount for each full or partial successive period of seven (7) calendar days following the Initial Deposit Period during which Seller shall continue to fail to deposit the Buyer Indemnity Claim Amount with the escrow agent as hereinbefore provided, up to the full amount of the Buyer Indemnity Claim Amount. Buyer shall have the absolute right to retain all amounts paid to it as liquidated damages pursuant to this Section 6.3, without regard to the ultimate disposition of the underlying Buyer Indemnity Claim, provided that Buyer's recovery, if any, in respect of a Buyer Indemnity Claim shall be offset by the amount of any liquidated damages previously received by Buyer in respect of such Buyer Indemnity Claim pursuant to this Section 6.3. The parties acknowledge and agree that the liquidated damages provisions provided for herein are reasonable in light of the potential damages to Buyer arising from a breach by Seller of its obligations hereunder. In connection with the foregoing, Seller shall indemnify Buyer for all its costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of counsel) in connection with enforcing its rights pursuant to this Section 6.3.

     (h) Notwithstanding any other provision hereof, if any event described in a Claim Notice involves the claim of any third party, (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy).

     (i) The parties acknowledge and agree that, notwithstanding the procedures established in subsection (a) above, Buyer shall be entitled to make payments to persons, and to treat such payments as Buyer Indemnity Claims hereunder without complying with the procedures set forth in subsection (a), where such payments relate to an individual liability or obligation which does not exceed the amount of $50,000 or which, when aggregated with all other liabilities and obligations for which Buyer has made payments pursuant to this Section 6.3(i). do not exceed the amount of $100,000 liabilities and obligations owed to persons or entities with whom or with which the Purchased Business has an ongoing business relationship, where such liabilities and obligations relate to the Purchased Business but do not constitute Assumed Liabilities under this Agreement, and where Buyer in good faith has reasonably determined that such amounts continue to be due and payable after the Closing Date.

     6.4 DURATION. Except as otherwise provided in this Agreement, all representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing; provided, however, that, except in respect of any claims for indemnification as to which notice shall have been duly given prior to the relevant expiration date set forth below, such representations, warranties, covenants, agreements and rights shall expire on the following dates:

     (a) in the case of Buyer Indemnity Claims for liabilities of any nature whatsoever relating to Taxes, including, without limitation, any claim for breach of the representations and warranties contained in Sections 3.7, 3.9 and
3.13 of this Agreement and any claims for breach or non-fulfillment of the covenants set forth in Sections 5.1 and 5.2 of this Agreement (collectively, "Specified Liabilities"), the date of expiration of the relevant statute of limitations, including any extensions thereof; and

     (b) in the case of all other claims for indemnification arising under thiS Agreement, on the second anniversary of the Closing Date.

     6.5 LIMITATIONS. Notwithstanding anything to the contrary herein, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event and to the extent that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $25,000 in the aggregate (the "Indemnification Threshold"); provided, however, that at such time as the aggregate amount of claims in respect of the indemnity obligations of such party shall exceed the Indemnification Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all claims initially excluded under the Indemnification Threshold, and provided further that the following categories of claims for indemnification shall not be subject to the Indemnification Threshold but shall be payable on a dollar-for-dollar basis without any exclusion therefor:

           (i) any Buyer Indemnity Claims for Specified Liabilities or for breach of the representations and warranties of Seller set forth in Sections 3.1, 3.4(c), 3.7, 3.8(a), 3.9, and 3.13 of this Agreement or any Seller Indemnity Claims for breach of the representation and warranty of Buyer set forth in Section 4.1 hereof;

           (ii) any Buyer Indemnity Claims for breach or non-fulfillment of the covenants of Seller set forth in Sections 1.3, 2.3 and 5.1 of this Agreement and any Seller Indemnity Claims for breach or non-fulfillment of the covenants of Buyer set forth in Sections 1.2 and 2.3 of this Agreement; and

           (iii) any Buyer Indemnity Claims arising out of the failure or alleged failure of Seller to comply with the requirements of any bulk sales, fraudulent conveyance or other law for the protection of creditors.

                                  ARTICLE VII

                        MISCELLANEOUS PROVISIONS

     7.1 AMENDMENT. This Agreement may not be amended except by a written instrument signed by each of the parties hereto.

     7.2 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by either party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of either right hereunder preclude any other or future exercise of that right by that party.

     7.3 NOTICES. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by courier or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), fax, telex or postage fees prepaid, to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 7.3):

(a)   if to Seller, to:

      Bell Industries, Inc.
      11812 San Vicente Boulevard
      Los Angeles, California 90049 U.S.A.
      Telephone: + 1-310-826-2355
      Facsimile: + 1-310-447-3265
      Attention: Mr. Theodore Williams

      with copies to:

      Irell & Manella
      333 South Hope Street
      Los Angeles, California 90071
      U.S.A.
      Telephone: + 1-213-620-1555
      Facsimile: + 1-213-229-0515
      Attention: John J. Cost, Esq.

(b)   if to Buyer, to:

      IDD Corp.
      c/o Intertechnique S.A.
      61, rue Pierre Curie
      B.P. 1-78374 Plaisir Cedex
      FRANCE
      Telephone: +33-1-30-54-81-76
      Facsimile: +33-1-30-55-83-29
      Attention: Mr. Jean-Louis Berrendonner

      with copies to:

      Coudert Brothers
      1114 Avenue of the Americas
      New York, New York 10136
      U.S.A.
      Telephone: + 1-212-626-4400
      Facsimile: + 1-212-626-4120
      Attention: Anthony Williams, Esq.

     All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, confirmed answerback or other evidence of transmission or the acknowledgment of receipt returned to the sender by the applicable postal authorities.

     7.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other and any attempted assignment or transfer without such prior written consent shall be null and void; provided that, Buyer shall have the right, without the prior written consent of Seller, to assign its rights and to delegate its duties under this Agreement to any direct or indirect subsidiary of SOFIECE S.A.

     7.5 NO THIRD PARTY BENEFICIARIES. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns.

     7.6 EXPENSES. Each party shall pay its own expenses in connection with this Agreement, the agreements to be entered into pursuant hereto and the transactions contemplated hereby, whether or not the Closing occurs hereunder.

     7.7 PUBLIC ANNOUNCEMENTS. None of the parties hereto shall, except as mutually agreed by Buyer and Seller, or except as may be required by law or applicable regulatory authority, issue any reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

     7.8 BROKERS AND FINDERS. Seller represents and warrants that, except for amounts payable to Peers & Co. and Mr. Jim Van Osdol, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby. Seller further covenants that it shall pay all fees, expenses and other amounts payable to Peers & Co. and Mr. Jim Van Osdol in connection with this Agreement or the transactions contemplated hereby. Each party shall indemnify and hold the other party harmless from and against all liabilities, losses, claims, damages and expenses, including reasonable attorney's fees, arising out of any claim for brokerage or finder's fees or commissions by reason of services rendered or alleged to have been rendered to or at the instance of such indemnifying party by any other person.

     7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.10 HEADINGS. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

     7.11 ENTIRE AGREEMENT; SEVERABILITY. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to, the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

     7.12 BULK SALES LAW. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors, and Seller agrees to indemnify and hold Buyer harmless from, pursuant to the provisions of Article VI hereof, any loss, cost, expense, liability or damage which Buyer may suffer or incur in connection with such non-compliance with any such applicable laws.

     7.13 Governing Law. This Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                             BELL INDUSTRIES, INC.

                             By: /s/ TRACY A. EDWARDS
                                 --------------------------
                             Name: Tracy A. Edwards
                             Title: Vice President


                             IDD AEROSPACE CORP.

                             By: /s/ J.L. BERRENDONNER
                                 --------------------------
                             Name J.L. Berrendonner
                             Title: President